Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements of Alabama National BanCorporation listed below of our report dated February 18, 2004, except for Note 22 as to which the date is February 27, 2004, relating to the financial statements of Alabama National BanCorporation, which appears in this Form 10-K.

Registration Statements on Form S-8:

333-07951	333-27285	333-47748
333-59364	333-70205	333-70207
333-70209	333-76032	333-76301
333-76303	333-76305	333-76307
333-76309	333-76311	333-76313
333-76315	333-76317	333-102234
333-106314	333-106315	333-111318
333-111319	333-113248	333-113249
333-111323	333-111324

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

March 11, 2004